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                                                         SBC COMMUNICATIONS INC.                                  EXHIBIT 12
                                          COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                          Dollars in Millions



                                                   THREE MONTHS ENDED
                                                        MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                 ----------------------   ----------------------------------------------------
                                                   1999          1998      1998        1997        1996      1995       1994
                                                 ----------   ---------   --------  ---------   ---------  --------   --------
Income Before Income Taxes, Extraordinary Loss
 and Cumulative Effect of Accounting Changes*    $   1,705    $  1,525   $  6,318   $  2,558    $ 5,283   $  4,670   $  4,403
     Add: Interest Expense                             223         256        993      1,043        901      1,043      1,010
          Dividends on Preferred Securities             20          20         80         80         60          -          -
          1/3 Rental Expense                            38          34        147        129        115         85         93
                                                 ----------   ---------  ---------  ---------   --------  ---------  ---------
     Adjusted Earnings                           $   1,986    $  1,835   $  7,538   $  3,810    $ 6,359   $  5,798   $  5,506
                                                 ==========   =========  =========  =========   ========  =========  =========

Total Interest Charges                           $     237    $    273   $  1,052   $  1,168    $ 1,043   $  1,048   $  1,010
Dividends on Preferred Securities                       20          20         80         80         60          -          -
1/3 Rental Expense                                      38          34        147        129        115         85         93
                                                 ----------   ---------  ---------  ---------   --------  ---------  ---------
     Adjusted Fixed Charges                      $     295    $    327   $  1,279   $  1,377    $ 1,218   $  1,133   $  1,103
                                                 ==========   =========  =========  =========   ========  =========  =========

Ratio of Earnings to Fixed Charges                    6.73        5.61       5.89       2.77       5.22       5.12       4.99

*Undistributed earnings on investments accounted for under the equity method have been excluded
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